Exhibit 99.1

Altria Group, Inc. Announces Retirement of CEO Billy Gifford and Appointment of Sal Mancuso as Successor

RICHMOND, Va. – December 11, 2025 – Altria Group, Inc. (Altria) (NYSE: MO) announces today that Billy Gifford, Altria’s Chief Executive Officer (CEO), has decided to retire, effective May 14, 2026 at the conclusion of the 2026 Annual Meeting of Shareholders (2026 Annual Meeting). Billy has had a distinguished career of over 30 years with the Altria family of companies and has served as Altria’s CEO since 2020. Altria’s Board of Directors (Board) has elected Salvatore (Sal) Mancuso to serve as Altria’s CEO upon Billy’s retirement. To facilitate a smooth transition, Billy plans to serve as a consultant to Altria upon his retirement through at least the end of 2026. Additionally, the Board elected Heather Newman to serve as Altria’s Chief Financial Officer (CFO) effective May 14, 2026, at the conclusion of the 2026 Annual Meeting.

Sal joined Philip Morris USA (PM USA) in 1990 and has served in numerous leadership positions during his career at the Altria family of companies, including as Altria’s Executive Vice President and CFO since 2020 and in various other roles in our strategy, finance and compliance organizations. He also currently serves on the board of directors of Anheuser-Busch InBev (ABI) as an Altria designee.

“We believe Sal has deep industry knowledge, a keen understanding of Altria’s challenges and opportunities, and a commitment to our 2028 Enterprise Goals,” said Board Chair Kathryn McQuade. “Our election of Sal as the next CEO is a result of our ongoing, long-term succession planning process, which included rigorous third-party assessments of multiple internal candidates and an evaluation of external talent in the consumer packaged goods industry. We believe Sal has transformational leadership skills and a results-driven mindset, coupled with the passion and grit to execute and deliver Altria’s Vision.”

“The Board is immensely grateful for Billy’s extraordinary leadership and career at the Altria family of companies,” said Ms. McQuade. “We respect his decision to focus on pursuing personal passions and congratulate him on a well-earned retirement. Billy became CEO at a turbulent and difficult time for our company. Under Billy’s steady leadership, Altria has been able to address and navigate various challenges while focusing on our Vision and organization, maintaining the strength of our core businesses and delivering strong financial returns to our shareholders. His collaborative leadership style built a stronger leadership team and organization that we believe will continue to forge our path forward in Moving Beyond Smoking®.”

“I’ve been honored and grateful to lead this amazing company alongside so many talented colleagues across the organization,” said Billy. “I’m proud of the progress we’ve made over the past five years
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and will retire knowing the company is in good hands. I look forward to my next chapter, spending more time with my growing family and giving back to my community. I appreciate the Board’s support of my decision and have great confidence in Sal’s ability to lead the company going forward. He is driven, is committed to Altria’s strategy, and values our fantastic employees. Altria has a bright future under his leadership.”

“I’m humbled and honored to be elected Altria’s next CEO,” said Sal. “I thank Billy for his leadership of our great company. Billy and I have worked together for many years, and I’m committed to building upon the transformation he started and accelerating progress toward our Vision. We’re Moving Beyond Smoking®, and I’m extremely excited about our future and leading the incredible talent who will take us there.”

Heather’s election as CFO is also the result of the Board’s succession planning process. Heather joined the Altria family of companies in 1999 and has served as Altria’s Chief Strategy and Growth Officer since March 2022. Heather currently oversees corporate strategy and development, international and new growth ventures, and our digital and transformation organization. She previously served in numerous leadership positions, including President and CEO, PM USA. “Heather is a highly respected, strategic and collaborative leader. I look forward to working closely with her as our next CFO,” said Sal.

Altria’s Profile

We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. We are Moving Beyond Smoking® by responsibly: transitioning adult smokers to a smoke-free future; competing vigorously for existing smoke-free adult nicotine consumers; and exploring new growth opportunities — beyond the United States and beyond nicotine (Vision). To achieve our Vision, we will pursue initiatives designed to promote the long-term welfare of our company, our stakeholders, society at large and the environment.

Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own PM USA, the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), an e-vapor manufacturer with products covered by marketing granted orders from the U.S. Food and Drug Administration (FDA). Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products.

Our equity investments include ABI, the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.

Learn more about Altria at www.altria.com and follow us on X, Facebook and LinkedIn.

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Source: Altria Group, Inc.

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